Exhibit 10.22

July 23, 2007

Dan Halvorson

2938 Avenida Pimentera

Carlsbad, CA 92009

Re:	Amendment to Employment Agreement

Dear Dan:

As you know, you entered into an Employment Agreement with DivX, Inc. dated June 6, 2007 (the “Agreement”). The purpose of this letter is to set forth our mutual understanding regarding an amendment to the Agreement, the terms of which are set forth below. Except as specifically amended by this letter, the terms of the Agreement shall remain in full force and effect. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In consideration for your continued employment by the Company, you and the Company hereby agree that the second and third paragraphs of the Agreement are hereby amended and restated in their entirety to read as follows:

“Your compensation will be $300,000 per year less payroll deductions and all required withholdings (the “Base Salary”). You will be paid semi-monthly. During 2007, you will be eligible for a bonus of (i) $90,000, or (ii) according to the terms of the DivX, Inc. Executive Bonus Plan, whichever is greater. Following 2007, you will be eligible solely for the Executive Bonus Plan. There is no guarantee that any bonus in successive years shall be payable to you.

Management will recommend to the Board of Directors that you be granted options to purchase 350,000 shares of DivX common stock (the “Options”). The exercise price per share for the Options will be the closing price of DivX common stock on NASDAQ on the third business day following the press release announcing your hire by DivX. Subject to your continued employment by the Company, the Options will vest according to the following 4-year schedule: 25% on the one-year anniversary of the commencement date of your employment by DivX and then 1/48 per completed month thereafter during such time period.”

Except as explicitly modified or amended herein, all provisions, conditions and terms of the Employment Agreement remain unchanged and are in full force and effect.

Please signify your agreement to the foregoing by signing as indicated below and returning your signature to me as soon as possible.

Sincerely,	AGREED AND ACCEPTED:
DivX, Inc.

/s/ David J. Richter	/s/ Dan Halvorson
David J. Richter	Dan Halvorson
General Counsel